Exhibit 99.1

FOR IMMEDIATE RELEASE		April 7, 2010
Media Contact:	Alan Bunnell, (602) 250-3376
Analyst Contact:	Rebecca Hickman, (602) 250-5668
Website:	www.pinnaclewest.com
PINNACLE WEST ANNOUNCES PUBLIC OFFERING
OF COMMON STOCK
PHOENIX – Pinnacle West Capital Corporation (NYSE: PNW) announced today that it has commenced a public offering of 6 million shares of its common stock. The offering price of the shares will be determined by market conditions at the time of pricing, in consultation with the underwriters.
In connection with the offering, the Company has granted the underwriters an option for a period of 30 days to purchase up to an additional 900,000 shares of the Company’s common stock.
Barclays Capital, Credit Suisse, BofA Merrill Lynch, and Wells Fargo Securities are acting as joint book-running managers for the transaction.
A shelf registration statement relating to the securities in this offering was previously filed with the Securities and Exchange Commission and is effective.
This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained when available from:
•	Barclays Capital Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Ave., Edgewood, NY 11717, telephone: (888) 603-5847, fax: (631) 254-7140 or by e-mail at Barclaysprospectus@broadridge.com;

•	Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Ave., New York, NY 10010, telephone: (800) 221-1037;

•	BofA Merrill Lynch, Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080, or by e-mail at Prospectus.Requests@ml.com; or

•	Wells Fargo Securities, Attn: Equity Syndicate Dept., 375 Park Ave., New York, NY 10152, telephone: (800) 326-5897 or by e-mail at equity.syndicate@wachovia.com.
Pinnacle West is a Phoenix, Arizona-based company. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States.